EXHIBIT 11.1

                                ZYTEC CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE


                                                   Three Months Ended
                                              ---------------------------
                                                March 30,       March 31,
                                                  1997            1996
                                              -----------     -----------

Net income                                    $ 2,603,000     $ 2,108,000

Net income per common and common
  equivalent share, primary                   $      0.26     $      0.22

Net income per common and common
  equivalent share, fully diluted             $      0.26     $      0.21


Primary:
  Weighted average number of common
    shares outstanding                          9,248,213       8,753,904

  Common equivalent shares:
     Dilutive stock options and warrants,
       using Modified Treasury Stock
       Method                                     860,656         852,134
                                              -----------     -----------
                                               10,108,869       9,606,038
                                              ===========     ===========


Fully Diluted:
  Weighted average number of common
    shares outstanding                          9,248,213       8,753,904

  Common equivalent shares:
    Dilutive stock options and warrants,
      using Modified Treasury Stock
      Method                                      860,656       1,058,384
                                              -----------     -----------
                                               10,108,869       9,812,288
                                              ===========     ===========